PURE Bioscience Completes Successful Warrant Tender Offer and Raises $2.8 Million from Exercise of Warrants

SAN DIEGO (October 12, 2017) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented, non-toxic silver dihydrogen citrate (SDC) antimicrobial, announced today that on October 10, 2017 it successfully completed a tender offer to amend and exercise three classes of outstanding warrants issued to investors who participated in its 2014, 2015 and 2017 private placement financings. PURE raised approximately $2.8 million in gross cash proceeds from the exercise of 4,756,163 outstanding warrants as part of the tender offer.

PURE offered its existing warrant holders the opportunity to exercise their warrants in cash at reduced exercise prices. Approximately 64% of the Company’s outstanding warrants were exercised in the tender offer.

Net proceeds are anticipated to be approximately $2.6 million after deducting warrant solicitation agent fees and other offering expenses and are expected to be used for working capital and general corporate purposes.

Hank R. Lambert, Chief Executive Officer, said that, “We are pleased with the broad support and participation of our existing investors in the tender offer. The purpose of the tender offer was to raise non-dilutive funds to support the Company’s operations. Also important is the fact that the tender offer and warrant exercises streamlined the Company’s capital structure and eliminated its warrant derivative liability – thus helping the Company prepare for a potential future uplisting to a national stock exchange.

“We believe that the net proceeds from the tender offer will support PURE’s execution of its commercialization strategy, and will help drive us to our goal of cash flow breakeven by calendar Q4 2018,” concluded Lambert.

Garden State Securities Inc. assisted the Company as warrant solicitation agent with respect to the warrants issued in the 2017 private placement financing.

The complete terms of the tender offer were set forth in the Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Amend and Exercise, filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017, as amended. The warrants issued in the 2017 private placement were exercised pursuant to a prospectus filed with the SEC on September 6, 2017, as amended, under a post-effective amendment to the existing registration statement on Form S-1 (File No. 333-215915), which was declared effective by the SEC on September 1, 2017. Copies of the Schedule TO, the Offer to Amend and Exercise, the prospectus and other related materials are available on the SEC’s website, at www.sec.gov.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; the Company’s ability to successfully complete in-plant tests of PURE Control; competitive factors; the Company’s dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2016, its Form 10-Q for the first quarter ended October 31, 2016, second quarter ended January 31, 2017, and third quarter ended April 30, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com